EXHIBIT 12.1
ENTERPRISE GP HOLDINGS L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

		Year Ended December 31,
		2007		2006		2005		2004		2003

Consolidated income		$109,021		$133,992		$82,209		$29,778		$15,861
Add:	Minority interest	653,360		638,585		478,944		229,607		91,079
	Provision for taxes	15,813		21,974		8,363		3,761		5,293
Less:	Equity in (income) loss of unconsolidated affiliates	(13,603)		(25,213)		(34,641)		(52,787)		13,960

Consolidated pre-tax income before minority interest and equity in income of unconsolidated affiliates		764,591		769,338		534,875		210,359		126,193
Add:	Fixed charges	594,378		421,732		363,974		174,312		151,338
	Amortization of capitalized interest	11,596		9,779		2,048		974		579
	Distributed income of equity investees	116,930		76,515		93,143		68,027		31,882

	Subtotal	1,487,495		1,277,364		994,040		453,672		309,992
Less:	Interest capitalized	(86,506)		(66,341)		(28,805)		(2,766)		(1,595)
	Minority interest	(14,782)		(4,001)		(4,458)		(6,586)		(79)

	Total earnings	$1,386,207		$1,207,022		$960,777		$444,320		$308,318

Fixed charges:
	Interest expense	$487,419		$333,742		$315,556		$161,589		$140,806
	Capitalized interest	86,506		66,341		28,805		2,766		1,595
	Interest portion of rental expense	20,453		21,649		19,613		9,957		8,937

	Total	$594,378		$421,732		$363,974		$174,312		$151,338

Ratio of earnings to fixed charges		2.33	x	2.86	x	2.64	x	2.55	x	2.04	x

     These computations take into account our consolidated operations and the distributed income from our equity method investees. For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items.
     Add the following, as applicable:
▪	consolidated pre-tax income before minority interest and income or loss from equity investees;

▪	fixed charges;

▪	amortization of capitalized interest;

▪	distributed income of equity investees; and

▪	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.
     From the total of the added items, subtract the following, as applicable:
▪	interest capitalized;

▪	preference security dividend requirements of consolidated subsidiaries; and

▪	minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.
     The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses; and preference security dividend requirements of consolidated subsidiaries.